                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        SMART Modular Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          N/A

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
          N/A

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
          N/A

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
          N/A

        ------------------------------------------------------------------------

     (5)  Total fee paid:
          N/A

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          N/A

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:
          N/A

        ------------------------------------------------------------------------

     (3)  Filing Party:
          N/A

        ------------------------------------------------------------------------

     (4)  Date Filed:
          N/A

        ------------------------------------------------------------------------

                        SMART MODULAR TECHNOLOGIES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 4, 1997

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of SMART Modular Technologies, Inc., a California corporation (the "Company"), will be held on Friday, April 4, 1997 at 2:00 p.m., local time, at The Hyatt Sainte Claire, 302 South Market Street, San Jose, California 95113, for the following purposes:

          1. To elect four (4) directors to serve for the ensuing year and until their successors are duly elected and qualified or until their earlier death, resignation or removal;

          2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending October 31, 1997; and

          3. To transact such other business as may properly come before the meeting or at any and all continuation(s) or adjournment(s) thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on February 10, 1997 are entitled to receive notice of, to attend and to vote at the meeting and at any and all continuation(s) or adjournment(s) thereof.

     All shareholders are cordially invited to attend the meeting in person. Any shareholder attending the meeting may vote in person even if such shareholder returned a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          AJAY SHAH, Chairman of the Board,
                                          President and
                                          Chief Executive Officer

Fremont, California
February 27, 1997

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                        SMART MODULAR TECHNOLOGIES, INC.
                            ------------------------
               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

     The enclosed Proxy is solicited on behalf of the Board of Directors of SMART Modular Technologies, Inc. (the "Company") for use at the Company's 1997 Annual Meeting of Shareholders (the "Annual Meeting") to be held Friday, April 4, 1997, at 2:00 p.m., local time, or at any and all continuation(s) or adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at The Hyatt Sainte Claire, 302 South Market Street, San Jose, California 95113. The principal executive offices of the Company are located at 4305 Cushing Parkway, Fremont, California 94538. The Company's telephone number at that location is (510) 623-1231.

     These proxy solicitation materials were mailed on or about February 27, 1997 to all shareholders entitled to vote at the Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

PURPOSES OF THE ANNUAL MEETING

     The purposes of the Annual Meeting are (i) to elect four (4) directors to serve for the ensuing year and until their successors are duly elected and qualified or until their earlier death, resignation or removal, (ii) to ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending October 31, 1997, and (iii) to transact such other business as may properly come before the meeting or at any and all continuation(s) or adjournment(s) thereof.

RECORD DATE AND SHARES OUTSTANDING

     Shareholders of record at the close of business on February 10, 1997 (the "Record Date") are entitled to notice of, and to vote at the Annual Meeting. At the Record Date, 19,039,656 shares of the Company's Common Stock were issued and outstanding. For information regarding security ownership by management and 5% shareholders, see "OTHER INFORMATION -- Security Ownership of Certain Beneficial Owners and Management." The closing price of the Company's Common Stock on The Nasdaq National Market on the Record Date was $29.00 per share.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself will not constitute a revocation of proxy.

VOTING AND SOLICITATION

     Every shareholder voting in the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than four (4) candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to the voting of the intention to cumulate the shareholder's votes. On all other matters, each share has one (1) vote.

     Shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed proxies will be voted: (i) FOR the election of each of the Company's nominees as a director, and (ii) FOR ratification of the appointment of Arthur Andersen LLP as independent auditors for the fiscal year ending October 31, 1997. No business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of shareholders properly arise, the persons named in the enclosed form of proxy will vote such proxy as the Board of Directors may recommend.

     The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram or letter.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock outstanding on the Record Date. Shares that are voted "FOR" or "AGAINST" a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

     While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions or broker non-votes, the Company believes that both abstentions and broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business. The Company further believes that neither abstentions nor broker non-votes should be counted as shares "represented and voting" with respect to a particular matter for purposes of determining the total number of Votes Cast with respect to such matter. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions and broker non-votes in this manner. Accordingly, abstentions and broker non-votes will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's 1998 Annual Meeting of Shareholders must be received by the Company no later than December 4, 1997 in order to be included in the proxy statement and form of proxy relating to that meeting.

FISCAL YEAR END

     The Company's fiscal year ends on October 31. Fiscal 1996 ended October 31, 1996 and is referred to herein as the "Last Fiscal Year."

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

DIRECTORS

     A board of four (4) directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's four (4) nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been duly elected and qualified or until his earlier death, resignation or removal. It is not expected that any nominee will be unable or will decline to serve as a director.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW.

NOMINEES FOR DIRECTOR

                                                                                              DIRECTOR
         NAME OF NOMINEE              AGE               POSITION WITH THE COMPANY              SINCE
----------------------------------    ---     ----------------------------------------------  --------
Ajay Shah(1)......................    37      Chairman of the Board of Directors, President     1988
                                              and Chief Executive Officer
Mukesh Patel......................    38      Vice President and General Manager                1988
                                              Memory/Processor Product Line and Director
Erik Anderson(1)(2)...............    38      Director                                          1994
Tor R. Braham(1)(2)...............    39      Director                                          1995

---------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     Ajay Shah co-founded the Company and has served as the Company's President and Chief Executive Officer and as a director since its inception. In July 1995, Mr. Shah became the Company's Chairman of the Board of Directors. Mr. Shah holds an M.S. degree in Engineering Management from Stanford University and a B.S. degree in Engineering with a major in Mechanical Engineering from the University of Baroda, India.

     Mukesh Patel co-founded the Company and has served as the Company's Vice President and General Manager Memory/Processor Product Line since August 1995 and as a director since the Company's inception. From February 1989 until July 1995, Mr. Patel served as the Company's Vice President, Engineering. Mr. Patel holds a B.S. degree in Engineering with emphasis on digital electronics from Bombay University, India.

     Erik Anderson has served as a director of the Company since November 1994. Since February 1994, Mr. Anderson has served as the Co-President and a director of Trillium Corp., a diversified investment company. From March 1992 until January 1994, Mr. Anderson was a principal with Fraizer Management LLC, a medical technology investment company. From October 1990 until March 1992, Mr. Anderson served as the Vice President and Treasurer of Services Group of America, an investment holding company, and from February 1985 until October 1990, he served as a Vice President of Goldman Sachs & Company, an investment banking firm. Mr. Anderson holds an M.S. degree and a B.S. degree in Industrial Engineering from Stanford University and a B.A. degree in Economics from Claremont McKenna College. Mr. Anderson also serves as Chairman of the Board of Directors of Gargoyles Performance Eyewear, Inc., a manufacturer of sunglasses.

     Tor R. Braham has served as a director of the Company since July 1995. Mr. Braham is a member of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, where he has been practicing since 1984. Mr. Braham holds a J.D. degree from New York University School of Law and a B.A. degree from Columbia College. Mr. Braham also serves on the Board of Directors of OPTi Inc., a semiconductor company, and 3Dlabs Inc., Ltd., a 3D graphics processor company.

     Ajay Shah and Lata Krishnan, the Company's Vice President, Business Development and Administration and Secretary, are married to each other. There are no other family relationships among the directors and executive officers of the Company. The Company has obtained and is the beneficiary of a $1.0 million insurance policy on the life of Ajay Shah, the Company's Chairman of the Board, President and Chief Executive Officer, and a $1.0 million insurance policy on the life of Mukesh Patel, Vice President and General Manager Memory/Processor Product Line and a director of the Company.

REQUIRED VOTE

     The four (4) nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under California law.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of five (5) meetings during the Last Fiscal Year. No incumbent director attended less than 75% of the aggregate of all meetings of the Board of Directors and any committees of the Board on which he served, if any, during his tenure as a director. The Board of Directors has an Audit Committee and a Compensation Committee, but does not have a nominating committee or a committee performing the functions of a nominating committee.

     The Compensation Committee of the Board of Directors currently consists of Mr. Shah, Mr. Anderson and Mr. Braham. During the Last Fiscal Year, the Compensation Committee held one (1) meeting. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy.

     The Audit Committee of the Board of Directors, currently consisting of Mr. Anderson and Mr. Braham, met one (1) time during the Last Fiscal Year. The Audit Committee recommends engagement of the Company's independent auditors, and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting policies and its systems of internal accounting controls.

DIRECTOR COMPENSATION

     The Company's directors are reimbursed for their out-of-pocket travel expenses associated with their attendance at Board meetings. Non-employee directors of the Company are paid an annual retainer of $12,000 and are paid $1,000 for attending each meeting, including meetings of committees unless held on the same day as a Board meeting.

     Under the Company's 1995 Director Option Plan (the "Director Plan"), non-employee directors of the Company receive automatic grants of stock options to purchase shares of Common Stock. The Director Plan provides that each non-employee director who first becomes a non-employee director on or after November 17, 1995 shall be automatically granted an option to purchase 12,000 shares of Common Stock (the "First Option") on the date on which the person first becomes a nonemployee director, unless immediately prior to becoming a non-employee director, such person was a director of the Company. Beginning November 1, 1996, each non-employee director shall be automatically granted an option to purchase 3,600 shares of Common Stock (a "Subsequent Option") on November 1 of each year provided he or she is then a non-employee director and, provided further, that on such date he or she has served on the Board of Directors for at least the preceding six months. Each First Option and each Subsequent Option shall have a term of ten years and the shares subject to the option shall vest as to 1/36th of the shares at the end of each month after the date of grant, provided that the optionee continues to serve as a director on such dates. The exercise prices of the First Option and each Subsequent Option shall be 100% of the fair market value per share of the Common Stock on the date of grant of the option.

                                 PROPOSAL NO. 2

                          RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending October 31, 1997 and seeks ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its appointment.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     In June 1995, the Company's Board of Directors retained Arthur Andersen LLP as its independent public accountants and dismissed the Company's former auditors Greenstein, Rogoff, Chiu & Co. The decision to change independent accountants was approved by resolution of the Board of Directors. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure with respect to the Company's consolidated financial statements for the fiscal year ended October 31, 1994 or up through the time of dismissal which, if not resolved to the former auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Prior to retaining Arthur Andersen LLP, the Company had not consulted with Arthur Andersen LLP regarding accounting principles.

     On February 6, 1995, the Board of Directors of Apex Data, Inc. (a wholly-owned subsidiary of the Company acquired in July 1995) after considering the effect of the completed merger (the "Merger") between Apex Data, Inc., a Delaware corporation ("Apex Delaware") (formerly Cozumel Funding, Inc.), and Apex Data, Inc., a California corporation ("Apex California"), and the relocation of Apex Data, Inc. from Salt Lake City, Utah to Pleasanton, California, approved the engagement of BDO Seidman LLP of San Francisco, California as Apex Data, Inc.'s principal accountant to audit Apex Data, Inc.'s financial statements. On February 6, 1995, Ernst & Young LLP, who was formerly engaged as the accountant for Apex California prior to the Merger, was notified of the termination of their engagement. On February 7, 1995, Jones, Jensen & Company of Salt Lake City, Utah ("Jones, Jensen"), who was formerly engaged as the accountant for Apex Delaware, was notified of the termination of their engagement.

     With respect to the report of Ernst & Young LLP on the financial statements of Apex California for the fiscal year ended March 31, 1994, there were no adverse opinions or disclaimers of opinion; however, the report of Ernst & Young LLP dated July 12, 1994 included an emphasis paragraph that Apex Data, Inc.'s dependence on obtaining additional financing to fund its operations raised substantial doubt about its ability to continue as a going concern. The report of Ernst & Young LLP for the fiscal year ended March 31, 1994, was not qualified as to audit scope or accounting principles. With respect to the report of Jones, Jensen on the financial statements of Apex Delaware for the year ended March 31, 1994, there were no adverse opinions, or disclaimers of opinion, nor was such report qualified as to uncertainty, audit scope or accounting principles.

     For the fiscal year ended March 31, 1994, and for the interim period from April 1, 1994 through the date of their dismissal, there were no disagreements between Ernst & Young LLP and Apex California on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. For the fiscal year ended March 31, 1994, and for the interim period from April 1, 1994 through the date of their dismissal, there were no disagreements between Jones, Jensen and Apex Delaware on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Jones, Jensen, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

REQUIRED VOTE

     The affirmative votes of a majority of the Votes Cast is required to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending October 31, 1997.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING OCTOBER 31, 1997.

                               OTHER INFORMATION

EXECUTIVE OFFICERS

     In addition to Messrs. Shah and Patel, the following persons were executive officers of the Company as of October 31, 1996:

                 NAME                     AGE                        POSITION
--------------------------------------    ---     -----------------------------------------------
Lata Krishnan.........................    35      Vice President, Business Development and
                                                  Administration and Secretary
David B. Mullin.......................    43      Vice President, Finance and Chief Financial
                                                  Officer
Alan Marten...........................    37      Vice President, Product Line Manager Memory
                                                  Product Line
Jim Northington.......................    50      Vice President, Quality Assurance and Corporate
                                                  Development
Pranatharthi Haran....................    37      Vice President, Research and Development
John Chess............................    40      Vice President, General Manager Data
                                                  Communications Product Line
Dhaval J. Brahmbhatt..................    41      Vice President, Technology Development Memory
                                                  Product Line

     Lata Krishnan co-founded the Company and has served as the Company's Vice President, Business Development since September 1996 and Vice President, Administration and Secretary since the Company's inception. From the Company's inception until September 1996, Ms. Krishnan served as the Company's Vice President, Finance and Chief Financial Officer. Ms. Krishnan holds a B.S. degree from the London School of Economics and is a member of the Institute of Chartered Accountants in England and Wales.

     David B. Mullin has served as Vice President, Finance and Chief Financial Officer of the Company since September 1996. From November 1995 until September 1996, Mr. Mullin served as Borland International, Inc.'s Vice President Finance & Administration and Chief Financial Officer. From September 1990 until November 1995, Mr. Mullin served in various capacities at Conner Peripherals, Inc. ("Conner"), the most recent of which were Director of Corporate Financial Planning & Analysis and Chief Financial Officer of

Arcada Software, Inc., a subsidiary of Conner. Mr. Mullin holds a B.A. degree from San Francisco State University, and is licensed as a certified public accountant in California.

     Alan Marten joined the Company in February 1990 and has served as Vice President, Product Line Manager Memory Product Line since July 1995. From February 1990 until January 1997, Mr. Marten served as the Company's Vice President, Sales. Mr. Marten holds an M.B.A. degree from San Jose State University and a B.S. degree in Economics and Computer Science from Santa Clara University.

     Jim Northington has served as Vice President, Quality Assurance and Corporate Development of the Company since January 1997. From November 1994 until January 1997, Mr. Northington served as the Company's Vice President, Operations. From July 1989 until October 1994, Mr. Northington was a principal at APS Products, Inc., an electronics manufacturing consulting firm. From June 1986 until July 1989, Mr. Northington served as Western Digital Corporation's Vice President of Manufacturing for North America and Hong Kong. Mr. Northington holds a B.S. degree in Industrial Technology from California State University, Long Beach.

     Pranatharthi Haran has served as Vice President, Research and Development of the Company since March 1993. From May 1986 until February 1993, Mr. Haran was the Vice President of Engineering at Omnitel, Inc., a data communications company. Mr. Haran holds an M.S. degree in Electrical Engineering from Kansas State University and a B.S. degree in Electrical Engineering from the Indian Institute of Technology in Madras, India.

     John Chess has served as Vice President, General Manager Data Communications Product Line since the Company's acquisition of Apex Data, Inc. in July 1995. From May 1992 until July 1995, Mr. Chess served as President and Chief Operating Officer of Apex Data, Inc. From March 1987 until May 1992, Mr. Chess served as Vice President and General Manager of Piiceon, Inc., a computer memory board manufacturer. Mr. Chess holds an M.S. degree in International Management from the American Graduate School of International Management and a B.S. degree in International Relations from California State University, Chico.

     Dhaval J. Brahmbhatt has served as Vice President, Technology Development Memory Product Line of the Company since January 1996. From August 1991 to January 1996, Mr. Brahmbhatt served as a Product Line Director at National Semiconductor Inc., a semiconductor company. Mr. Brahmbhatt holds an M.S. degree in Electrical Engineering from the University of Cincinnati, an M.S. degree in Solid-State Electronics from Gujarat University in Ahmedabad, India and a B.S. degree in Physics from Gujarat University.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file certain reports regarding ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission and with The Nasdaq Stock Market, Inc. Such officers, directors, and 10% shareholders are also required to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of copies of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) and Forms 5 and amendments thereto furnished to the Company with respect to the Last Fiscal Year, and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, the Company believes that, during the Last Fiscal Year, all Section 16(a) filing requirements applicable to the Company's officers and directors were complied with except that John Chess amended his Form 3 because of a mistake, John Chess amended a Form 4 because three transactions by him were not reported on a timely basis, John Chess was late in filing one Form 4, resulting in one transaction by him not being reported on a timely basis, and John Chess amended a Form 4 to correct cumulative effects of other Form 3 and Forms 4 corrections. During the Last Fiscal Year, the Company did not receive copies of Forms 4 and 5 from any 10% shareholders that were not officers or directors of the Company. Therefore, the Company does not know whether all Section 16(a) filing requirements applicable to said parties were complied with.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of January 6, 1997 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose aggregate cash compensation exceeded $100,000 during the fiscal years ended October 31, 1996, 1995 and 1994 (the "Named Executive Officers"), and (iv) all directors and executive officers as a group. A total of 18,991,443 shares of the Company's Common Stock was issued and outstanding as of January 6, 1997.

                                                                           SHARES BENEFICIALLY
                                                                                 OWNED(1)
                                                                          ----------------------
        DIRECTORS, NAMED EXECUTIVE OFFICERS AND 5% SHAREHOLDERS             NUMBER       PERCENT
------------------------------------------------------------------------  -----------    -------
Ajay Shah(2)............................................................    6,110,000      31.0
Lata Krishnan(3)........................................................    6,110,000      31.0
Mukesh Patel(4).........................................................    3,990,000      20.5
Alan Marten(5)..........................................................      480,000       2.5
Jim Northington(6)......................................................      158,266         *
Bayside Development Corporation(7)......................................    1,790,000       9.4
  c/o International Service Co.
  Apartado 7440
  Panama
  Attention: Dr. Sharma
Barclays Private Trust (BVI) Limited as Trustee of the Indira Trust.....    1,000,000       5.3
  c/o C.J. Couzens
  P.O. Box 70
  Roadtown
  Tortola, British Virgin Islands
Erik Anderson(8)........................................................       40,400         *
Tor R. Braham(9)........................................................       32,900         *
All directors and executive officers as a group (11 persons)(10)........   11,240,700      54.3

---------------
  *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of January 6, 1997 are deemed outstanding. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each party named in the table has sole voting and investment power with respect to the shares set forth opposite such party's name. Except as otherwise indicated, the address of each of the parties in this table is as follows: c/o SMART Modular Technologies, Inc., 4305 Cushing Parkway, Fremont, California 94538.

 (2) Includes 2,937,500 shares held by Mr. Shah and 450,000 shares owned by Mr. Shah in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time. Includes 972,500 shares held by Ms. Krishnan and 250,000 shares owned by Ms. Krishnan in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time. Also includes 1,500,000 shares which are held in Krishnan-Shah Family Partners, LP, a California limited partnership, in which Mr. Shah and Ms. Krishnan are the general partners. Mr. Shah and Ms. Krishnan are married to each other.

 (3) Includes 972,500 shares held by Ms. Krishnan and 250,000 shares owned by Ms. Krishnan in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time. Includes 2,937,500 shares held by Mr. Shah and

     450,000 shares owned by Mr. Shah in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time. Also includes 1,500,000 shares which are held in Krishnan-Shah Family Partners, LP, a California limited partnership, in which Mr. Shah and Ms. Krishnan are the general partners. Mr. Shah and Ms. Krishnan are married to each other.

 (4) Includes 450,000 shares owned by Mr. Patel in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time. Also includes 1,270,000 shares which are held in Patel Family Partners, LP, a California limited partnership, in which Mr. Patel and his spouse are the general partners.

 (5) Includes 200,000 shares owned by Mr. Marten in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

 (6) Includes 90,281 shares owned by Mr. Northington in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

 (7) Bayside Development Corporation is beneficially owned by Tej Kaur Sharma.

 (8) Includes 400 shares owned by Mr. Anderson in the form of options exercisable as of January 6, 1997 or within sixty (60) days thereafter.

 (9) Includes 30,000 shares owned by Mr. Braham in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time. Also includes 400 shares owned by Mr. Braham in the form of options exercisable as of January 6, 1997 or within sixty (60) days thereafter.

(10) Includes 1,701,448 shares owned by the eleven directors and executive officers listed above in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time. Also includes 17,134 shares owned by certain of the directors and executive officers listed above in the form of options exercisable as of January 6, 1997 or within sixty (60) days thereafter.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth certain information concerning compensation of the Company's Named Executive Officers during the fiscal years ended October 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                   ANNUAL COMPENSATION      SECURITIES
                                        FISCAL   -----------------------    UNDERLYING       ALL OTHER
     NAME AND PRINCIPAL POSITION         YEAR     SALARY      BONUS (1)      OPTIONS      COMPENSATION(2)
--------------------------------------  ------   --------     ----------   ------------   ---------------
Ajay Shah.............................   1996    $165,100     $  551,000           --          $ 500
  Chairman of the Board of Directors,    1995     161,850      2,356,495      150,000            500
  President and Chief Executive
     Officer                             1994     168,075      1,869,135           --            500

Mukesh Patel..........................   1996    $133,120     $  405,000           --          $ 500
  Vice President and General Manager     1995     128,440      1,815,570      150,000            500
  Memory/Processor Product Line          1994     133,380      1,366,025           --            500

Lata Krishnan.........................   1996    $105,300     $  206,000           --          $ 500
  Vice President, Business Development   1995     100,100        369,025      100,000            500
  and Administration and Secretary       1994     103,950        179,903           --            500

Alan Marten...........................   1996    $ 91,000     $  220,000           --          $ 500
  Vice President, Product Line Manager   1995      81,991        814,988      100,000            500
  Memory Product Line                    1994      83,002        428,880           --            500

Jim Northington.......................   1996    $165,091     $  159,000           --             --
  Vice President, Quality Assurance      1995     114,294(3)      34,669      250,000             --
  and Corporate Development              1994          --             --           --             --

---------------
(1) Represents discretionary bonus payments determined by the Company's Board of Directors.

(2) Represents matching contributions made by the Company to the 401(k) Plan on behalf of the Named Executive Officers.

(3) In March 1995, Mr. Northington became an employee of the Company at an annual base salary of $165,000.

OPTION GRANTS IN LAST FISCAL YEAR

     No stock option grants were made to the Named Executive Officers during the Last Fiscal Year.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information as of October 31, 1996 concerning vested and unvested stock options held by each of the Named Executive Officers.

                                                         NUMBER OF SECURITIES
                                                              UNDERLYING            VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                          SHARES                          AT FISCAL YEAR END        AT FISCAL YEAR END(1)
                        ACQUIRED ON        VALUE        ----------------------    -------------------------
         NAME            EXERCISE        REALIZED       VESTED     UNVESTED(2)      VESTED      UNVESTED(2)
----------------------  -----------    -------------    -------    -----------    ----------    -----------
Ajay Shah.............         --                 --    400,000       50,000      $7,758,000    $   847,500
Mukesh Patel..........         --                 --    400,000       50,000       7,758,000        847,500
Lata Krishnan.........         --                 --    216,667       33,333       4,161,506        564,994
Alan Marten...........    100,000      $1,381,937.50    166,667       33,333       3,171,506        574,994
Jim Northington.......    124,998       1,570,388.13     13,888      111,114         225,680      1,805,603

---------------
(1) The value of an "in-the-money" stock option represents the difference between the aggregate estimated fair market value of the underlying securities, based on the closing price of $20.25 per share of the Company's Common Stock on The Nasdaq National Market on October 31, 1996, and the aggregate exercise price of the subject stock option.

(2) Options are immediately exercisable for all the option shares, but any shares purchased under the options will be subject to repurchase by the Company, at the original exercise price per share, upon the optionee's cessation of service prior to vesting of such shares. The table indicates the number and value of shares no longer subject to the Company's repurchase right (vested) and the number of shares subject to the repurchase right (unvested) as of October 31, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In July 1995, the Compensation Committee of the Board of Directors consisting of Ajay Shah, Erik Anderson and Tor R. Braham was formed. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Wilson Sonsini Goodrich & Rosati, Professional Corporation, of which Mr. Braham is a member, was retained by the Company during the Last Fiscal Year.

CERTAIN TRANSACTIONS

     In July 1994, the Company paid $30,000 for a warrant to purchase 2,000,000 shares of Series A Preferred Stock of Krypton Isolation, Inc. ("Krypton") at $0.05 per warrant share (for an aggregate of $100,000). The warrant is exercisable, in whole or in part, at any time through the earlier of 48 months from its July 1994 issuance date, a sale of substantially all the assets of Krypton, a merger of Krypton, or the effective date of a registration statement in connection with Krypton's public offering. Ajay Shah (the Company's Chairman of the Board of Directors, President and Chief Executive Officer), Mukesh Patel (the Company's Vice President and General Manager Memory/Processor Product Line and a Director) and Lata Krishnan (the Company's Vice President, Business Development and Administration and Secretary) concurrently purchased 400,000, 400,000 and 200,000 shares, respectively, of Krypton's Common Stock, representing at that time an aggregate 42.8% interest in Krypton. Mr. Shah, Mr. Patel and Ms. Krishnan are members of Krypton's Board of Directors.

     Krypton and the Company, Mr. Shah, Mr. Patel, Ms. Krishnan and certain other of Krypton's shareholders (the "Holders") are parties to a Holders' Agreement. Under the Holders' Agreement, the Holders are entitled to periodic information about Krypton and have certain registration rights and rights of first refusal. The Company also was granted certain voting rights under this agreement.

     In July 1994, the Company entered into a License and Supply Agreement with Krypton, whereby Krypton agreed to supply 100% of certain of Krypton's product required by the Company. In addition,

Krypton granted to the Company certain license and trademark rights with respect to the use and modification of said product. In exchange, the Company provided research and development funding to Krypton in an aggregate amount of $750,000. The license portion of this agreement has no expiration date. All other provisions of this agreement shall continue in effect for a period of 15 years.

     In January 1996, the Company and Krypton entered into an agreement whereby the Company paid an additional $80,000 for a warrant to purchase 2,000,000 shares of Krypton's Series B Preferred Stock at $0.15 per warrant share (for an aggregate of $300,000). The Company has the right to exercise the warrant, in whole or in part, at any time through the earlier of 48 months from its January 1996 issuance date, a sale of substantially all the assets of Krypton, a merger of Krypton, or the effective date of a registration statement in connection with Krypton's public offering. Krishnan-Shah Family Partners, LP, a California limited partnership with Mr. Shah and Ms. Krishnan as general partners, and Patel Family Partners, LP, a California limited partnership with Mr. Patel and his spouse as general partners, concurrently purchased an additional 600,000 and 400,000 shares, respectively, of Krypton's Common Stock for an aggregate purchase price of $150,000.

     In January 1996, the Company and Krypton also entered into a new License and Supply Agreement similar to that described above but covering different intellectual property. The funding requirement for this new agreement totals $500,000 with $100,000 due at inception, and an additional $100,000 due every six weeks, provided certain milestones are met, until paid in full. At October 31, 1996, the Company had paid Krypton $380,000 in funding. The license portion of the agreement has no expiration date. All other provisions of the agreement will continue in effect for a period of 15 years.

     In April 1996, Krishnan-Shah Family Partners, LP (a California limited partnership with Mr. Shah and Ms. Krishnan as general partners), Patel Family Partners, LP (a California limited partnership with Mr. Patel and his spouse as general partners) and Tor R. Braham (one of the Company's directors) purchased 65,000, 37,000 and 38,000 shares, respectively, of Krypton's Common Stock from other shareholders of Krypton. At October 31, 1996, Mr. Shah, Ms. Krishnan, Mr. Patel and Mr. Braham's (or their respective limited partnerships') aggregate interest in Krypton was 50.4%.

     During fiscal 1996, the Company paid approximately $47,800 to Krypton for Krypton products. At October 31, 1996, Krypton owed the Company approximately $9,800 on a note that bears interest at 10% per annum and is payable in full by July 1997 and approximately $25,000 on a note that bears interest at 10% per annum and is payable in full by April 1998.

     On June 30, 1995, pursuant to a stock purchase right granted under the Company's 1989 Incentive Stock Plan, the Company sold 50,000 shares of Common Stock to Erik Anderson (one of the Company's directors) in consideration of Mr. Anderson's execution of a full recourse promissory note secured by said 50,000 shares of Common Stock. The note bears interest at 6.27% compounded semi-annually and is due in full on June 30, 1998. As of October 31, 1996, approximately $217,200 was outstanding under the note. Portions of this stock are subject to repurchase by the Company, at the original purchase price per share, upon Mr. Anderson's cessation of service prior to vesting of such shares. The shares vest as to 1/36th of the shares at the end of each month after the date of purchase, provided that Mr. Anderson continues to serve as a director on such dates.

     On November 15, 1993, John Chess (the Company's Vice President, General Manager Data Communications Product Line) borrowed $146,250 from the Company. The debt arose from the issuance and sale of shares of the Common Stock of Apex Data, Inc. to Mr. Chess prior to the Company's acquisition of Apex Data, Inc. The loan, which is unsecured, bears interest at a rate of 6.5% per annum, and is payable in annual interest-only installments through November 15, 1998, when the principal balance is due in full. As of October 31, 1996, Mr. Chess owed the Company approximately $176,600 under this loan.

     The Company has entered into indemnification agreements with its executive officers, directors and certain significant employees. The Company's indemnification agreements will require the Company, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors, executive officers or significant employees and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. Any future transactions, including loans, between the Company and any of its officers, directors, affiliates and principal shareholders will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties. Any such transactions will be subject to approval of a majority of the Board of Directors, including a majority of the independent, disinterested directors.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company as well as the compensation plans and specific compensation levels for executive officers. It also administers the Company's employee stock benefit plan for executive officers. The majority of the Compensation Committee is currently composed of independent, non-employee directors who, except as disclosed under "OTHER INFORMATION -- Compensation Committee Interlocks and Insider Participation," have no interlocking relationships as defined by the Securities and Exchange Commission.

     The Compensation Committee believes that the compensation of the executive officers, including that of the Chief Executive Officer (collectively the "Executive Officers"), should be influenced by the Company's performance. The Committee establishes the salaries of all of the Executive Officers by considering (i) the Company's financial performance for the past year, (ii) the achievement of certain objectives related to the particular Executive Officer's area of responsibility, (iii) the salaries of executive officers in similar positions of comparably-sized companies and (iv) the relationship between revenue and executive officer compensation. The Committee believes that the Company's executive officer salaries in the Last Fiscal Year were comparable in the industry for similarly-sized businesses.

     In addition to salary, the Committee, from time to time, grants options to Executive Officers. The Committee thus views option grants as an important component of its long-term, performance-based compensation philosophy. Since the value of an option bears a direct relationship to the Company's stock price, the Committee believes that options motivate Executive Officers to manage the Company in a manner which will also benefit shareholders. As such, options are granted at the current market price. And one of the principal factors considered in granting options to an Executive Officer is the Executive Officer's ability to influence the Company's long-term growth and profitability.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                                   Ajay Shah
                                 Erik Anderson
                                 Tor R. Braham

                               PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total shareholder return, calculated on a dividend reinvested basis, from the effective date of the initial public offering of the Company's Common Stock (November 17, 1995) through the fiscal 1996 year end (October 31, 1996) for the Company, the Nasdaq Stock Market -- U.S. Index (the "Nasdaq Index") and the Nasdaq Electronic Components Index (the "Electronic Index"). The graph assumes that $100 was invested in the Company's Common Stock on November 17, 1995 and in the Nasdaq Index and the Electronic Index on October 31, 1995. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                COMPARISON OF 11 MONTH CUMULATIVE TOTAL RETURN*

            AMONG SMART MODULAR TECHNOLOGIES, INC., THE NASDAQ STOCK MARKET-US INDEX AND THE NASDAQ ELECTRONIC COMPONENTS INDEX

                                       SMART MODULAR
        MEASUREMENT PERIOD             TECHNOLOGIES,       NASDAQ STOCK      NASDAQ ELECTRONIC
      (FISCAL YEAR COVERED)                INC.              MARKET-US           COMPONENTS
1                                                  100                 100                 100
12                                                 169                 118                 122

---------------
* $100 INVESTED ON 11/17/95 IN STOCK OR ON 10/31/95 IN INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING OCTOBER 31.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

     It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return the accompanying proxy in the envelope which has been enclosed, at your earliest convenience.

                                          FOR THE BOARD OF DIRECTORS

                                          Ajay Shah, Chairman of the Board of
                                          Directors,
                                          President and Chief Executive Officer

Dated: February 27, 1997